EXHIBIT 99


Media Contact:      Coleman Sullivan
                    Karen Randall
                    803-597-8642

Investor Contact:   Larry Gosnell
                    803-597-8658



                                            FOR IMMEDIATE RELEASE



      FLAGSTAR REPORTS FOURTH QUARTER AND YEAR-END RESULTS;
   GOODWILL AND RESTRUCTURING CHARGES TAKEN IN FOURTH QUARTER


     SPARTANBURG, S.C., Jan. 24 -- Flagstar Companies, Inc. (NASDAQ:FLST) announced today that its Board of Directors has approved the write-off of $1.5 billion in goodwill and other intangible assets and a charge of $225 million for restructuring costs in the fourth quarter ended December 31, 1993.
     The Company also reported a 9.6 percent increase in revenues for the fourth quarter ended December 31, 1993 to $1.02 billion, up from $925.9 million in the comparable quarter last year. As a result of the goodwill write-off and restructuring charges, the Company incurred an operating loss of $1.64 billion for the fourth quarter, compared to operating income of $60.1 million for the same period of 1992. Excluding the goodwill write-off and restructuring charges, operating income increased 7.8 percent to $64.9 million, while earnings before interest, taxes, depreciation and amortization (EBITDA) increased 8.2 percent to $131.0 million, compared with the same quarter last year.


Goodwill and Restructuring Charges

     The write-off of goodwill and other intangible assets is a non-cash charge with no significant effect on Flagstar's future operations. It resulted from the determination by Flagstar that, in light of 1993 results, projections based on four-year historical operating trends are not sufficient to support the future amortization of the Company's remaining goodwill. This shortfall results primarily from declining customer traffic trends, increased competition, adverse economic conditions and limited capital to address both operational issues and new restaurant growth. The Company believes that its future cash flows will continue to be adequate to meet debt service requirements and to fund capital projects necessary to maintain present operations during the period of implementation of the restructuring.
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

     The restructuring charges of $225 million are the result of a comprehensive financial and operational review initiated in 1993 as a result of disappointing operating results.
     The costs of the restructuring plan fall into two broad categories. Approximately $120 million represents predominantly non-cash adjustments made to reduce to net realizable value approximately 270 of the Company's 1,941 restaurants. These restaurants have been identified for sale to franchisees or closure. The remaining charges of approximately $105 million represent a combination of personnel-related costs such as severance, relocation, and training resulting from changes to the field management structure of the restaurant group and restaurant repositioning principally within the Denny's chain as well as systems development costs necessary to support the new organizational structure.
     "In view of recent Company developments, now is the time to make the hard decisions to bring our balance sheet into better alignment with current market realities," said Jerome J. Richardson, chairman and chief executive officer. "Since 1989, when the goodwill was recorded, Flagstar's earnings have fallen short of expectations. Results for 1993 were particularly disappointing. It is now clear that if current trends continue, our earnings will not be sufficient to support future amortization of goodwill."
     "During the past year, we have restructured our debt and made senior management changes at Denny's, Quincy's, El Pollo Loco and Canteen," Richardson said. "In addition, we have undertaken a strategic business review which has led to critical initiatives to upgrade facilities, streamline operations and reposition our concepts to compete more effectively. Acknowledging that operating trends do not justify carrying goodwill on the books and recognizing the cost of our restructuring programs upfront will enable us to establish an appropriate basis against which future performance can be measured."
     Richardson said that the majority of the restructuring initiatives will be completed over the next 18 months.

Fourth-Quarter Results

     Principally as a result of the goodwill write-off and restructuring charges, the company reported a loss before extraordinary items of $1.63 billion, or $38.62 per share for the fourth quarter compared to a loss before extraordinary items of $13.5 million or $0.53 per share for the same quarter in 1992. The net loss for the fourth quarter was $1.65 billion, or $38.97 per share, compared to a net loss of $158.2 million, or $5.00 per share for the comparable 1992 period.
     As a result of the impact of the fourth quarter goodwill write-off and restructuring charges on the effective tax rate for 1993, the company reduced the tax benefit previously associated with the extraordinary items and cumulative effect of the change in accounting principle. Accordingly, the net charge for extraordinary items and the cumulative effect of the change in accounting principle increased by $10.1 million and $4.6 million, respectively, resulting in charges of $26.4 million and $12.0 million for the full year of 1993, respectively.
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

     The Company's results for the fourth quarter of 1992 reflect a charge for extraordinary items of $144.8 million, net of income taxes, attributable to premiums paid to retire certain indebtedness and to write-off related unamortized deferred financing costs in connection with the Company's 1992 recapitalization.
Full-Year Results
     Revenues for full year 1993 were $3.97 billion, an increase of
6.7 percent from $3.72 billion reported last year. Excluding the goodwill write-off and restructuring charges, operating income for the full year declined 16.4 percent to $206.1 million, from $246.4 million recorded for full year 1992, while EBITDA was $453.1 million, a decline of 4.3 percent from the $473.6 million reported last year.
     For full year 1993, the Company reported a loss before extraordinary items and cumulative effect of change in accounting principle of $1.68 billion, or $40.02 per share, compared with a loss of $51.8 million, or $2.32 per share for 1992. The net loss for the 1993 year was $1.72 billion, or $40.93 per share for the year, compared with a net loss of $225.0 million, or $9.29 per share in 1992.
     Per share amounts for the quarter and year ended December 31, 1993 and 1992 reflect, where applicable, the issuance in November 1992 of 100 million additional shares (pre-split) of common stock and a June 16, 1993 five-for-one reverse stock split.
Restaurants
     Denny's reported a 10.9 percent increase in revenues to $395.7 million for the quarter, up from $356.7 million last year. This increase reflected the net addition of 61 new company-owned and franchise restaurants, offset in part by a 1.3 percent decrease in average unit sales compared to the prior year period. Excluding the goodwill write-off and restructuring charges, Denny's reported a 1.3 percent increase in operating income to $29.3 million, compared with $29.0 million reported in the prior year quarter. Denny's operating margin was lower in the fourth quarter due to
higher product costs.   Denny's traffic declined 7.0 percent during
the fourth quarter, which in part was due to the discontinuance of the free birthday meal program and reduced discounting. Fourth quarter revenue and operating income results for Denny's reflect a 14-week accounting period in 1993 versus a 13-week accounting period in 1992.
     Hardee's fourth quarter revenues increased 8.4 percent to $172.1 million, from $158.7 million reported in the prior year, reflecting the net addition of 36 new restaurants and a 1.9 percent increase in average unit sales. While traffic declined 2.6 percent during the quarter -- partially as a result of strong year-over-year comparisons with a 1992 period during which many of the restaurants had just begun introducing the popular fresh fried chicken product -- the average check increased 4.6 percent in the fourth quarter of 1993 compared with the prior year period due to the impact of the fresh fried chicken and a marketing emphasis on other higher priced menu items.
     Hardee's operating income, excluding the goodwill write-off and restructuring charges, was $23.2 million, an increase of 19.9 percent over $19.4 million reported in the fourth quarter of 1992.

     Average unit sales for Quincy's Family Steakhouse increased
3.1 percent during the quarter, while total revenues increased 1.1 percent to $68.5 million compared with the same quarter last year. Four Quincy's units were closed during 1993. Quincy's operating income, excluding the goodwill write-off and restructuring charges, increased 21.8 percent to $4.3 million from $3.6 million in the
prior year quarter.   The Company began to test a new all-buffet
concept in the Columbia, S.C. area, and results thus far have been encouraging.
     While revenues at El Pollo Loco increased 13.7 percent to $28.4 million, from $25.0 million in the comparable 1992 quarter, the operating loss for the quarter before the goodwill write-off and restructuring charges was $898,000, versus an operating profit of $72,000 for the same quarter last year. The loss resulted from heavy discounting during the quarter, which was necessary to sustain sales in the midst of the fiercely competitive and recessionary environment in California.

Contract Food and Recreation Services

     Canteen reported a 10.3 percent increase in fourth quarter revenues to $350.5 million, from $317.7 million in the prior year period. Revenues in the food and vending division continue to be negatively impacted by reductions in client employee levels, but were offset by acquisitions and new business. Excluding the goodwill write-off and restructuring charges, operating income declined 17.8 percent to $11.8 million, from $14.3 million in the comparable period last year.
Capital Expenditures
     Capital expenditures were $68.0 million in the fourth quarter, compared with $55.1 million in the same 1992 quarter. For full-year 1993, capital expenditures were $225.5 million, compared with $178.2 million in 1992.
     Flagstar, one of the nation's largest food service companies, owns and operates Denny's, Quincy's and El Pollo Loco restaurants and is the largest franchisee of Hardee's restaurants. Flagstar also provides contract food, vending and recreation services through its Canteen company.
                              # # #
                                                          1/24/94
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

FLAGSTAR COMPANIES, INC.
Statements of Consolidated Operations
for the Quarters and Years Ended December 31, 1993 and 1992
(Dollars in Thousands Except Per Share Amounts)
(Unaudited)

                                   Quarters Ended        Years Ended
                                   December 31,          December 31,
                                      1993       1992       1993        1992

 Revenues:
  Restaurants                     $   664,671 $ 608,164 $ 2,598,893 $2,442,991
  Contract Food Services              350,467   317,714   1,371,312  1,277,290

     Total Revenues               $ 1,015,138 $ 925,878 $ 3,970,205 $3,720,281

 Operating Income (Loss):
  Restaurants                     $    56,021 $  51,984 $   179,699 $  214,062
  Contract Food Services               11,775    14,319      46,510     50,947
  Corporate and Other                  (2,942)   (6,164)    (20,128)   (18,585)
  Operating Income Before Write-off
     of Goodwill and Intangible
     Assets and Provision for
     Restructuring Charges             64,854    60,139     206,081    246,424
  Write-off of Goodwill and
     Intangible Assets             (1,474,831)    -      (1,474,831)     -
  Provision for
     Restructuring Charges           (225,310)    -        (225,310)     -

     Operating Income (Loss)       (1,635,287)   60,139  (1,494,060)   246,424

 Interest and Debt Expense             68,465    73,588     266,167    303,908
 Other Non-Operating Expenses, net      1,584       322       2,464        874

 Loss Before Income Taxes, Extraordinary
  Items and Cumulative Effect of
  Changes in Accounting Principle  (1,705,336)  (13,771) (1,762,691)   (58,358)
 Benefit from Income Taxes            (72,422)     (307)    (81,149)    (6,583)
 Loss Before Extraordinary Items
  and Cumulative Effect of
  Changes in Accounting Principle  (1,632,914)  (13,464) (1,681,542)   (51,775)

 Extraordinary Items                    -      (228,345)    (26,601)  (240,454)
 Provision (Benefit) from Income
  Taxes on Extraordinary Items         10,165   (83,593)       (196)   (85,053)
 Extraordinary Items, net             (10,165) (144,752)    (26,405)  (155,401)
 Loss Before Cumulative Effect of
  Changes in Accounting Principle  (1,643,079) (158,216) (1,707,947)  (207,176)
 Cumulative Effect of Changes
  in Accounting Principle               -         -         (12,100)   (26,619)
 Provision (Benefit) from Income
  Taxes on Cumulative Effect            4,569     -             (90)    (8,785)
 Cumulative Effect of Changes
  in Accounting Principle, net         (4,569)    -         (12,010)   (17,834)

 Net Loss                          (1,647,648) (158,216) (1,719,957)  (225,010)

 Dividends on Preferred Stock          (3,544)   (3,544)    (14,175)    (6,064)

 Net Loss Applicable
  to Common Shareholders          $(1,651,192)$(161,760)$(1,734,132)$ (231,074)

 Per Share Amounts Applicable to Common Shareholders:

 Income (Loss) Before Extraordinary
  Items and Cumulative Effect of
  Changes in Accounting Principle $    (38.62)$   (0.53)$    (40.02)$    (2.32)

 Extraordinary Items, Net               (0.24)    (4.47)      (0.62)     (6.25)
 Income (Loss) Before
  Cumulative Effect of Changes
  in Accounting Principle              (38.86)    (5.00)     (40.64)     (8.57)
 Cumulative Effect of Changes
  in Accounting Principle, net          (0.11)                (0.29)     (0.72)

 Net Loss                         $    (38.97)$   (5.00)$    (40.93)$    (9.29)

 Average Outstanding and
  Equivalent Common Shares             42,369    32,370      42,370     24,883
                                       8

FLAGSTAR COMPANIES, INC.
Consolidated Revenues and Operating Income (Loss) Before Write-off of Goodwill and Intangible Assets and Provision for Restructuring Charges by Operating Entity for the Quarters and Years Ended December 31, 1993 and 1992
(Dollars in Thousands)
(Unaudited)


                                   Quarters Ended        Years Ended
                                   December 31,          December 31,

                                      1993       1992       1993        1992

 Revenues:
  Restaurants
     Denny's (1)                  $   395,661 $ 356,729 $ 1,529,732 $1,448,945
     Hardee's                         172,091   158,707     681,742    606,740
     Quincy's                          68,504    67,727     278,868    289,931
     El Pollo Loco                     28,415    25,001     108,551     97,375
  Contract Food Services              350,467   317,714   1,371,312  1,277,290

     Total Revenues               $ 1,015,138 $ 925,878 $ 3,970,205 $3,720,281


 Operating Income (Loss) Before Write-off
  of Goodwill and Intangible Assets and
  Provision for Restructuring Charges:
  Restaurants
     Denny's (1)                       29,344    28,971      91,732    129,631
     Hardee's                          23,245    19,388      81,130     72,504
     Quincy's                           4,330     3,553       9,460     11,593
     El Pollo Loco                       (898)       72      (2,623)       334
  Contract Food Services               11,775    14,319      46,510     50,947
  Corporate and Other                  (2,942)   (6,164)    (20,128)   (18,585)

     Operating Income Before Write-off
      of Goodwill and Intangible
      Assets and Provision for
      Restructuring Charges       $    64,854 $  60,139 $   206,081 $  246,424


 Supplemental Data:
  Total company amortization
  and depreciation expense        $    66,132 $  60,927 $   247,003 $  227,191


 (1) Includes processing and distribution operations.
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

FLAGSTAR COMPANIES, INC.
Supplemental  Data
for the Quarters Ended December 31, 1993 and 1992
(Unaudited)

                                     Quarter    Quarter
EBITDA                                Ended      Ended
($  in  millions)                   12/31/93   12/31/92

Denny's   (1)                           $54.0     $51.7
Hardee's                                 35.4      31.2
Quincy's                                  9.5       9.1
El  Pollo  Loco                           2.4       2.2
Canteen                                  31.5      32.1
Corporate  and  Other                    (1.8)     (5.2)

   TOTAL   (2)                         $131.0    $121.1

                                     Quarter    Quarter
CAPITAL  EXPENDITURES                 Ended      Ended
($  in  millions)                   12/31/93   12/31/92

Denny's   (1)                           $26.5     $26.1
Hardee's                                 13.7      11.7
Quincy's                                  2.8       0.3
El  Pollo  Loco                           7.8       4.9
Canteen                                  16.6      11.9
Corporate  and  Other                     0.7       0.2

   TOTAL                                $68.0     $55.1

CASH  CAPITAL                        Quarter    Quarter
EXPENDITURES                          Ended      Ended
($  in  millions )                  12/31/93   12/31/92

Denny's   (1)                           $16.5     $16.8
Hardee's                                  6.6      10.6
Quincy's                                  2.0      (0.4)
El  Pollo  Loco                           7.4       2.2
Canteen                                  13.4       9.7
Corporate  and  Other                     0.6       0.2

   TOTAL                                $46.6     $39.1

(1)   Includes processing and distribution operations
(2)   EBITDA figures exclude goodwill and restructuring costs


AVERAGE  UNIT  SALES                 Quarter    Quarter
Company-Owned  Units                  Ended      Ended
($  in  thousands)                  12/31/93   12/31/92   % Change

Denny's                                $295.6    $299.6        -1.3%
Hardee's                               $308.6    $302.8         1.9%
Quincy's                               $321.7    $311.9         3.1%
El  Pollo  Loco                        $205.3    $204.7         0.3%

                                     Quarter    Quarter
AVERAGE  CHECK                        Ended      Ended
Company-Owned  Units                12/31/93   12/31/92   % Change

Denny's                                 $4.89     $4.61         6.1%
Hardee's                                $3.12     $2.98         4.6%
Quincy's                                $5.73     $5.46         5.0%
El  Pollo  Loco                         $6.44     $6.46        -0.3%

TRAFFIC                            Change  vs.
Company-Owned  Units                Prior  Year

Denny's                                  -7.0%
Hardee's                                 -2.6%
Quincy's                                 -1.8%
El  Pollo  Loco                           0.7%

                                                         Change vs.
UNIT  COUNTS                        12/31/93   12/31/92  Prior  Year

Denny's:
Company                                 1,025     1,013          12
Franchise                                 427       378          49
International                              63        69          (6)
    Subtotal                            1,515     1,460          55

Hardee's                                  564       528          36

Quincy's                                  213       217          (4)

El  Pollo  Loco
Company                                   139       120          19
Franchise                                  67        77         (10)
International                               6        13          (7)
    Subtotal                              212       210           2

  TOTAL  RESTAURANT  UNITS              2,504     2,415          89
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

FLAGSTAR COMPANIES, INC.
Supplemental  Data
for the Years Ended December 31, 1993 and 1992
(Unaudited)


                                      Year       Year
EBITDA                                Ended      Ended
($  in  millions)                   12/31/93   12/31/92

Denny's   (1)                          $180.1    $211.7
Hardee's                                129.0     115.7
Quincy's                                 30.4      33.4
El  Pollo  Loco                           7.2       8.3
Canteen                                 122.1     119.1
Corporate  and  Other                   (15.7)    (14.7)

   TOTAL   (2)                         $453.1    $473.6

                                      Year       Year
CAPITAL  EXPENDITURES                 Ended      Ended
($  in  millions)                   12/31/93   12/31/92

Denny's   (1)                           $72.8     $73.1
Hardee's                                 68.7      52.6
Quincy's                                 10.8      10.5
El  Pollo  Loco                           9.6       5.4
Canteen                                  61.2      35.4
Corporate  and  Other                     2.4       1.3

   TOTAL                               $225.5    $178.2

CASH  CAPITAL                         Year       Year
EXPENDITURES                          Ended      Ended
($  in  millions )                  12/31/93   12/31/92

Denny's   (1)                           $50.9     $56.9
Hardee's                                 30.7      46.2
Quincy's                                  7.4       6.0
El  Pollo  Loco                           8.7       2.7
Canteen                                  49.4      28.2
Corporate  and  Other                     1.4       0.8

   TOTAL                               $148.4    $141.0

(1)   Includes processing and distribution operations
(2)   EBITDA figures exclude goodwill and restructuring costs


AVERAGE  UNIT  SALES                  Year       Year
Company-Owned  Units                  Ended      Ended
($  in  thousands)                  12/31/93   12/31/92   % Change

Denny's                              $1,232.5  $1,231.0         0.1%
Hardee's                             $1,255.4  $1,184.5         6.0%
Quincy's                             $1,301.7  $1,335.4        -2.5%
El  Pollo  Loco                        $829.2    $814.4         1.8%

                                      Year       Year
AVERAGE  CHECK                        Ended      Ended
Company-Owned  Units                12/31/93   12/31/92   % Change

Denny's                                 $4.76     $4.56         4.4%
Hardee's                                $3.09     $2.88         7.2%
Quincy's                                $5.61     $5.32         5.3%
El  Pollo  Loco                         $6.54     $6.34         3.2%

TRAFFIC                            Change  vs.
Company-Owned  Units                Prior  Year

Denny's                                  -4.1%
Hardee's                                 -1.1%
Quincy's                                 -7.5%
El  Pollo  Loco                          -1.4%

                                                         Change vs.
UNIT  COUNTS                        12/31/93   12/31/92  Prior  Year

Denny's:
Company                                 1,025     1,013          12
Franchise                                 427       378          49
International                              63        69          (6)
    Subtotal                            1,515     1,460          55

Hardee's                                  564       528          36

Quincy's                                  213       217          (4)

El  Pollo  Loco:
Company                                   139       120          19
Franchise                                  67        77         (10)
International                               6        13          (7)
    Subtotal                              212       210           2

  TOTAL  RESTAURANT  UNITS              2,504     2,415          89

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